Exhibit 10
Information Regarding Fiscal 2008 Executive Incentive Performance Plan
Under the Executive Incentive Performance Plan for the fiscal 2008 performance period (the “2008 EIP”), each participating officer’s base fiscal 2008 incentive bonus is comprised of shares of performance-based restricted stock, the restrictions on which will lapse based on achievement of the performance metrics described below. The restrictions on the shares will lapse on the later of the date on which the Compensation Committee determines the extent to which the performance metrics have been achieved and November 9, 2008. Mr. Harrison, the Chief Executive Officer, is also eligible to receive a cash bonus of up to $570,000 for operating margin performance above the Target Performance Metrics (defined below). The other participating officers are eligible to receive a discretionary cash bonus if performance is achieved above the Target Performance Metrics.
Performance Metrics
The restrictions on the shares of restricted stock are eligible to lapse only if PTC achieves $995 million in revenue and non-GAAP operating margin dollars of $184 million in fiscal 2008 (the “Threshold Performance Metrics”). If the Threshold Performance Metrics are achieved, the restrictions on 40% of each participating officer’s shares of restricted stock will lapse. If the Threshold Performance Metrics are not achieved, all shares granted under the 2008 EIP will be forfeited.
The restrictions on up to an additional 20% of a participant’s shares of restricted stock will lapse to the extent PTC achieves revenue between $995 million and $1,060 million (the “Revenue Target”) and the restrictions on up to the other 40% of a participant’s shares of restricted stock will lapse to the extent PTC achieves non-GAAP operating margin dollars between $184 million and $236 million (the “Margin Target” and together with the Revenue Target, the “Target Performance Metrics”). In each case, the portion of the additional percentage of the shares of restricted stock with respect to which the restrictions will lapse increases proportionately based on PTC’s achievement of the Revenue Target or the Margin Target, as applicable, with the restrictions on an additional 20% of the shares of restricted stock lapsing if PTC achieves the Revenue Target and the restrictions on an additional 40% of shares of restricted stock lapsing if PTC achieves the Margin Target.
Participating Officers
The executive officers designated to participate in the 2008 EIP and the number of shares of restricted stock granted to each officer under the 2008 EIP are set forth below.

Executive Officer	Number of Shares of Restricted Stock Granted

C. Richard Harrison	37,675
Cornelius F. Moses, III	16,147
Barry Cohen	16,147
Paul Cunningham	16,147
Anthony DiBona	12,110
James Heppelmann	16,147
Aaron C. von Staats	9,419
Mr. Harrison’s Additional Incentive
Mr. Harrison is eligible to receive a cash incentive of up to $570,000 based on the extent to which PTC achieves non-GAAP operating margin dollars between $236 million and $242 million, as determined by the Compensation Committee.